Sub-Item 77Q1(a):

SUNAMERICA SERIES, INC.

AMENDMENT NO. 1 TO THE AMENDED AND RESTATED BY-LAWS, DATED AS OF
MARCH 4, 2008


The Amended and Restated By-Laws, dated as of March 4, 2008 (the "By-Laws"), of SunAmerica Series, Inc. (the "Corporation") shall be amended in the following respect:

1.	The third sentence in section 4.01 of Article  IV of the  By-Laws shall be deleted in its entirety and replaced with the following:

"In the absence of any designation, the President shall serve as the chief executive officer and chief operating officer."

2.	The following replaces in its entirety Section 4.02 of Article IV of the Corporation's By-Laws:

"4.02 Chairman of the Board. The Chairman of the Board, if one is elected, shall not be an officer of the Corporation. The duties of such Chairman shall be limited to presiding over all meetings of the Board of Directors, and may include setting the agenda, determining what information is provided to the Board of Directors, and such other duties that may be prescribed from time to time by Articles of Incorporation or these By-Laws."


IN WITNESS WHEREOF, I have hereunto set my hand this 1st day of April, 2011.



By: /s/ John E. McLean
John E. McLean
Assistant Secretary


Sub-Item 77Q1(g):

Agreements and Plans of Reorganization. Incorporated by reference to Combined Prospectus/Proxy Statement on Form N-14 (File Nos. 333-173186 and 333-173187) filed on March 30, 2011.